                               THE WMF GROUP, LTD.
                  (dollars in thousands, except per share data)
EXHIBIT 11
                 Statement re computation of per share earnings

                    THREE MONTHS ENDED            THREE MONTHS ENDED             NINE MONTHS ENDED             NINE MONTHS ENDED
                    SEPTEMBER 30, 1998            SEPTEMBER 30, 1997             SEPTEMBER 30, 1998           SEPTEMBER 30, 1997
             ------------------------------ --------------------------   -------------------------------  --------------------------
                NET             PER SHARE     NET                PER         NET              PER SHARE    NET             PER SHARE
               LOSS     SHARES    AMOUNT    INCOME    SHARES    SHARE       LOSS      SHARES    AMOUNT     INCOME   SHARES  AMOUNT
               ----     ------    ------    ------    ------    -----       ----      ------    ------     ------   ------ ---------
BASIC EPS    ($29,602)   5,270    ($5.62)   $1,273     4,217    $0.30    ($33,927)     5,199    ($6.53)    $1,724   4,217  $    0.41

Effect of
dilutive
securities:          -       -          -        -         -        -            -         -          -         -       -          -
                  ----    ----       ----     ----      ----     ----         ----      ----       ----      ----   -----      -----
DILUTED EPS  ($29,602)   5,270    ($5.62)   $1,273     4,217    $0.30    ($33,927)     5,199    ($6.53)    $1,724   4,217      $0.41
             ---------   -----    -------   ------     -----    -----    ---------     -----    -------    ------   -----     ------